Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. COMPLETES OFFERING OF $350 MILLION

OF 5.00% SENIOR NOTES DUE 2021

NASHVILLE, Tenn. (April 3, 2013) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today announced that certain of its subsidiaries completed the previously announced private placement of $350 million aggregate principal amount of 5.00% senior notes due 2021 (the “notes”). The notes are senior unsecured obligations of the Company’s issuing subsidiaries and are guaranteed by the Company and all of the Company’s subsidiaries that guarantee its senior credit facility. Aggregate net proceeds from the sale of the notes are expected to be approximately $342 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company intends to use substantially all of the net proceeds of the offering to repay amounts outstanding under its revolving credit facility, and any balance will be used for general corporate purposes, which may include the repayment of other indebtedness.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP), is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and the Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home.

This press release contains “forward-looking statements” regarding the amount and the Company’s intended use of proceeds from the completed private placement. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com